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                                                                    EXHIBIT 12.2

                        WORLDCOM, INC. AND SUBSIDIARIES

                      COMPUTATION OF RATIO OF EARNINGS TO
                             COMBINED FIXED CHARGES
                                 (in millions)

                                               Year Ended December 31,
                                         --------------------------------------
                                          1996     1997   1998     1999   2000
                                         -------  ------ -------  ------ ------
Earnings:
Pretax income (loss) from continuing
 operations............................  $(2,272) $  578 $(1,590) $7,164 $7,568
Fixed charges, net of capitalized
 interest..............................      315     500     774   1,098  1,120
                                         -------  ------ -------  ------ ------
  Earnings.............................  $(1,957) $1,078 $  (816) $8,262 $8,688
                                         =======  ====== =======  ====== ======
Fixed Charges:
Interest cost..........................  $   308  $  538 $   928  $1,287 $1,480
Amortization of financing costs........        4       2      12      18     26
Interest factor of rent expense........       19      47      78     132    149
                                         -------  ------ -------  ------ ------
  Fixed charges........................  $   331  $  587 $ 1,018  $1,437 $1,655
                                         =======  ====== =======  ====== ======
Deficiency of earnings to fixed
 charges...............................  $(2,288) $  --  $(1,834) $  --  $  --
Ratio of earnings to fixed charges(1)..      --   1.84:1     --   5.75:1 5.25:1
                                         =======  ====== =======  ====== ======

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(1)  For the purpose of computing the ratio of earnings to combined fixed charges, earnings consist of pre-tax income (loss) from continuing operations, excluding minority interests in gains/losses of consolidated subsidiaries, and fixed charges consist of pre-tax interest (including capitalized interest) on all indebtedness, amortization of debt discount and expense and that portion of rental expense that we believe to be representative of interest.